Exhibit 99.1

[GoAmerica letterhead]

CONTACT:

Investor Relations
GoAmerica
Voice: 201-996-1717
investors@goamerica.com

GOAMERICA® ANNOUNCES FOURTH QUARTER 2005 AND YEAR END RESULTS

HACKENSACK, NJ, -- March 30, 2006 -- GoAmerica, Inc. (NASDAQ: GOAM) today announced results for the fourth quarter and year ended December 31, 2005.

Total revenue for the three months ended December 31, 2005 was approximately $1.8 million, compared to total revenue in the previous quarter of approximately $2.3 million and total revenue of approximately $1.3 million in the fourth quarter of 2004. Annual revenues for 2005 were approximately $8.1 million compared with $6.2 million for 2004.

Net loss for the fourth quarter was approximately $1.3 million, or $0.60 per diluted common share, compared with a net loss of $994,000, or $0.48 per diluted common share, during the previous quarter, and a net loss of $722,000, or $0.35 per diluted common share, during the fourth quarter of 2004. Net loss for 2005 was approximately $4.4 million, or $2.05 per diluted common share, compared with a net loss of $4.4 million or $2.49 per diluted common share in 2004.

The Company maintains a strong balance sheet with approximately $5.1 million in cash, cash equivalents, and restricted cash as of December 31, 2005, compared to $5.2 million as of September 30, 2005 and $7.7 million as of December 31, 2004.  During 2005, the Company loaned approximately $530,000 to Hands On Video Relay Services, Inc. pursuant to a short-term loan agreement, which amount is secured by liens on Hands On assets and substantially all of which is expected to be repaid with interest between June 2006 and December 2007.

The Company believes that it has sufficient funds to execute its business plan, which focuses on providing differentiated communication services to people with hearing loss.

“Our i711-branded relay services have been well received by deaf consumers since their launch a year ago,” said Mark Stern, GoAmerica’s vice president of product management. “Our i711 results have exceeded our internal expectations and we continue to build momentum in the market through the introduction of new services such as our launch of i711 Wireless on the T-Mobile Sidekick in February 2006, and our expected launch of i711 Wireless for BlackBerry in the second quarter.”

Telecommunications Relay Services are free to the users. Relay service providers are reimbursed on a per-conversation minute basis by the National Exchange Carriers Association, based upon rates established annually by the Federal Communications Commission.

Summary of recent activities:

•
Launch of i711 Wireless™ for Sidekick - On February 6, 2006, GoAmerica introduced i711 Wireless for the T-Mobile Sidekick®. The new application expands access to the company's online i711TM relay service, and enables deaf and hard of hearing users to place relay calls from their Sidekick handheld devices.

•
Termination of proposed Hands On Merger - GoAmerica received a letter from Hands On, dated March 1, 2006, in which Hands On purportedly terminated the merger agreement among the parties. On March 7, 2006, after discussions between Hands On and GoAmerica, GoAmerica announced that its was no longer pursuing its planned merger with Hands On despite the fact that Hands On shareholders had approved the merger on February 22, 2006 and GoAmerica had achieved a quorum in its shareholder vote, with results overwhelmingly in favor of completing the merger. GoAmerica has subsequently notified Hands On to commence repayment of approximately $600,000 pursuant to the short term loan agreement between the parties.

“While the proposed merger with Hands On would have added immediate value to the combined company, we are now exploring equally -- if not more -- attractive methods of entry into video relay as well as other options that we believe may have more benefit to our stockholders in the longer term,” said Dan Luis, CEO of GoAmerica. “We are also continuing to broaden access to our i711 text relay offerings while improving our other current businesses.”

The Company is also filing today its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

About GoAmerica
GoAmerica provides a wide range of wireless, relay and prepaid communications services, customized for people who are deaf, hard-of-hearing or speech impaired. The Company's vision is to improve the quality of life of its customers by being their premier provider of innovative communication services. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717 or via Internet relay by visiting http://www.i711.com.

Safe Harbor
The statements contained in this news release that are not based on historical fact are "forward-looking statements" that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve risks and uncertainties, including, but not limited to those of GoAmerica including:  (i) our limited operating history; (ii) our ability to successfully manage our relationship with EarthLink; (iii) our dependence on EarthLink to provide billing, customer and technical support to certain of our subscribers; (iv) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (v) our dependence on wireless carrier networks; (vi) our ability to respond to increased competition in the wireless data industry; (vii) our ability to integrate acquired businesses and technologies; (viii) our ability to generate revenue growth; (ix) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; (x) difficulties inherent in predicting the outcome of regulatory processes; and (xi) our limited experience in offering prepaid calling cards.  Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission.  Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “GoAmerica”, the “Company” or “We”, or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries.  “GoAmerica” is a registered trademark of GoAmerica.  “i711”, “i711.com”, and “Clear Mobile” are trademarks, and “Relay and Beyond” is a service mark of GoAmerica.  Other names may be trademarks of their respective owners.

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GOAMERICA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$4,804	$7,098
Accounts receivable, net	1,154	1,530
Other receivables	—	732
Merchandise inventories	161	123
Prepaid expenses and other current assets	135	219
Total current assets	6,254	9,702

Other assets	7,821	8,284
Total assets	$14,075	$17,986

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$765	$348
Accrued expenses	676	538
Deferred revenue	92	285
Other current liabilities	19	1
Total current liabilities	1,552	1,172

Other liabilities	25	—

Stockholders' equity	12,498	16,814
	$14,075	$17,986

GOAMERICA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:	(Unaudited)	(Unaudited)
Subscriber	$381	$992	$2,348	$5,588
Prepaid services	695	193	3,147	193
Relay services	487	—	1,261	—
Commissions	198	—	755	—
Equipment	81	25	442	181
Other	6	97	125	260
	1,848	1,307	8,078	6,222
Costs and expenses:
Cost of subscriber airtime	201	422	967	2,539
Cost of equipment revenue	149	111	585	260
Cost of network operations	27	153	231	733
Cost of prepaid services	954	145	3,617	201
Sales and marketing, net	394	54	1,167	597
General and administrative	1,984	1,575	5,320	5,625
Research and development	108	73	363	507
Depreciation and amortization	110	140	485	804
Amortization of other intangibles	75	148	639	682
	4,002	2,821	13,374	11,948
Loss from operations	(2,154)	(1,514)	(5,296)	(5,726)

Other income (expense):
Settlement gains (losses), net	—	13	—	1,494
Interest income (expense), net	55	47	160	(944)

Total other income (expense), net	55	60	160	550

Net loss before benefit from income taxes	(2,099)	(1,454)	(5,136)	(5,176)
Income tax benefit	764	732	764	732
Net loss	$(1,335)	$(722)	$(4,372)	$(4,444)

Basic net loss per share	$(0.60)	$(0.35)	$(2.05)	$(2.49)
Diluted net loss per share	$(0.60)	$(0.35)	$(2.05)	$(2.49)

Weighted average shares used in computation of basic net loss per share	2,234,592	2,044,548	2,128,977	1,785,403
Weighted average shares used in computation of diluted net loss per share	2,234,592	2,044,548	2,128,977	1,785,403

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